Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-204071) of our report dated May 28, 2025, with respect to the financial statements and supplemental schedule of National Bank Holdings Corporation Employee Stock Purchase Plan included in this Annual Report on Form 11-K for the year ended February 28, 2025.

/s/ Forvis Mazars, LLP

Kansas City, Missouri

May 28, 2025